NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

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DW - Q3 2016 Drew Industries Inc Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 3, 2016 / 03:00PM GMT

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Jason Lippert Drew Industries, Inc. - CEO and Director
Scott Mereness Drew Industries, Inc. - President
Brian Hall Drew Industries, Inc. - Interim CFO

CONFERENCE CALL PARTICIPANTS
Christi Cowdin Lambert, Edwards & Associates - IR
Wenjun Xu Thompson Research Group - Analyst
Daniel Moore CJS Securities - Analyst
Scott Stember CL King & Associates - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Drew Industries 2016 third-quarter results conference call. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Ms. Christi Cowdin of investor relations with Lambert Edwards. Ma'am, you may begin.

Christi Cowdin - Lambert, Edwards & Associates - IR

Thank you very much. Good morning, everyone, and welcome to the Drew Industries 2016 third-quarter conference call. I'm Christi Cowdin with Lambert Edwards, Drew's investor relations firm, and I am joined on the call today by members of Drew's management team, including Jason Lippert, CEO and a Director; Scott Mereness, President; and Brian Hall, CFO.

Management will be discussing third-quarter results in just a moment. But first, they have asked me to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties.

As a result, the Company cautions you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in the Company's earnings release and its annual report on Form 10-K, and in its other filings with the SEC. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made except as required by securities law.

With that all being said, I would now like to turn the call over to Jason Lippert. Jason?

Jason Lippert - Drew Industries, Inc. - CEO and Director

Thanks, Christi. Good morning, everyone. We're happy to announce again -- announce record results for the third quarter of 2016. The highlights for this most recent quarter were sales of $412 million, compared to $345 million in 2015, and $1.3 billion year to date versus $1.1 billion last year-to-date. Operating margins were 10.9% in quarter three versus 7.9% last year quarter three, a 38% improvement. Year to date, operating margins are 12.6%, while last year's were 8.7%, representing a 45% improvement over last year to date.

Wholesale demand for total RVs has far exceeded initial industry expectations, especially in the third quarter, where we saw 32% and 21% increases in wholesale demand over prior year in August and September, respectively.

In addition, RV retail activity has remained strong throughout the year and is expected to continue based on what we're hearing from our customers in the dealer body.

Our margin improvement year over year is coming largely from several areas. Higher incremental margin off higher sales, purchasing businesses with higher than historical margins, improvement in medical and work comp costs, attrition improvements, continued lean and efficiency improvements, commodities, focus on higher-margin products in all end-markets, and adding content are all contributing significantly to our improvement in margins year over year.

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

In addition, as we continue to make acquisitions and further R&D efforts we are focusing more intensely than ever on unique products with potential IP, which ultimately drives higher margins.

As most of you know, the annual Elkhart Open House dealer show took place in mid-September, and it was a huge event with many successes. All of our customers reported great activity with respect to orders. In many cases, dealers reported having record years while also commenting that retail traffic remains very solid. Most OEMs, including Thor, reported record backlogs due to a strong Open House. In addition, and maybe most importantly, RV OEMs have announced in the last several months that they are adding approximately 16 more facilities in Northern Indiana and in the West to help address the increasing demand for travel trailers. These facilities could add another 10%-plus in production for the industry and will likely all be fully operational over the course of the next year.

As I said in the past quarter, we, along with other industry leadership, feel that the RV industry is heading toward wholesale production of 500,000 units over the next three to five years. And the capacity additions that are taking place in the RV business are certainly helping to make that case.

Canada's volume has been significantly off in the prior 24 months, so it's important to note that we are hitting record volumes without Canada's normal purchasing volumes. Canada will likely come back when their currency strengthens, and when they do it will be another shot in the arm for our business. So, all in all, things look very positive for our core business, and we are going to be focusing heavily in the coming quarters on actions we need to take to stay ahead of demand.

Smaller and more affordable RVs in all price points and categories, new floor plans, features and benefits, along with a changing demographic where the younger RV buyers are certainly participating, seem to all be helping the continued year-over-year improvement in shipments in the RV business.

Content was up 2.5% for towables, a $73 improvement year over year, and 8.3% for motor homes, which represented a $150 year-over-year improvement. While these numbers on the surface demonstrate modest improvement year over year, content clearly is being impacted by the fact that all units -- motor homes, fifth-wheels and travel trailers -- are all selling more product at the entry-level price points. That said, we do feel more of our new products will have a positive long-term impact on content despite the trend and demand for lower-cost RVs.

Our launch of new products such as travel trailer leveling and MyRV specifically have the potential to add another $1,200 to $1,400 in the travel trailer category, which would take our content up another 50% on travel trailers. This is huge considering that travel trailers make up over 60% of the RV market.

As we have in the past, we will continue to focus on R&D to create new products that will be desirable in all trailers no matter how entry-level the product. Travel trailer leveling alone could conservatively be a $200 million-plus market, if approximately half of the travel trailers adopt leveling.

At Open House, we launched travel trailer leveling with 15 travel trailer brands, so the movement is starting to happen. As we head toward next season, we continue to be focused on the new product initiatives, including leveling and MyRV and other featured new products.

We have been saying now for the past couple of years that our acquisition pipeline has been more full than ever due to our enhanced focus on our strategy outside the core RV business.

We announced just last week our plan to acquire Atwood seating and chassis hardware unit from Dometic. If you were to go back prior to four years ago, our only acquisition focus was in RV. Today, with our more diverse market strategy, our addressable market is $3.4 billion and our acquisition pipeline has increased fivefold with businesses and other markets like horse and cargo trailers, buses, heavy truck, marine, European RV and RV aftermarket.

This year, we have announced four acquisitions, and three of them were outside of our core RV market. Focusing on adjacent markets and aftermarket strategies will do many things, including helping us continue our goal to drive diversification outside our core business, better insulate us from the RV industry cycles in the future, as well as drive our overall margin potential higher.

Today, we now have approximately $560 million of our trailing 12-month sales outside of our core total RV OEM sales. Our focus here will continue to center around the transit bus, school bus and commercial bus markets; cargo trailers and equestrian trailer markets; the marine market; and heavy truck, as well as the European RV and aftermarkets that relate to the industries that we serve.

We've acquired some great companies outside the core North American RV space including our first European RV component supplier, Project 2000, acquired in May 2016. While a smaller business, the sales are up year over year approximately 33%. It is important to note that most of their products are protected by patents and other intellectual property, which, again, produce better-than-historical margins for us. Also, we've already started cross-selling their products in the US RV market. Our goal is to find other companies like Project 2000 in Europe that will allow us to build a portfolio of great companies and a strategy in Europe that will mirror what we have done in the US.

With respect to the aftermarket, this business is still experiencing high growth, with our total aftermarket business up 31%. We are putting $1 billion in component products into new RV vehicles every year now, and we expect the need for our products in the aftermarket to continue to grow at a great pace as a result, especially as we continue our intense focus on dealers and retail customers.

All in all, we are continuing to focus on a strategy that turbo-charges revenues in these other important markets to drive further growth and margin improvement.

Our team has resolved to continue to improve our results. We had been saying for the last few years that we felt that if we stuck to our core market, adjacent market and aftermarket strategies that we would be able to get back to our peak operating margins, and we have.

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Furthermore, we feel we can go even further with our added focus on lean, attrition and more product innovation. We are excited about the future and we will keep you updated on our progress with our key strategies. It's an exciting time for the business as the RV industry is preparing for an expansion over the next couple of years.

I want to take the last part of my comments to thank the fantastic employees and customers. This year LCI, Drew's only operating company, celebrated its 60th anniversary. I'm continually impressed by how much our workforce is capable of. And the more experience we get, the more we are accomplishing. We have a great and loyal customer base that is another big key to our success, and we are fortunate to be able to work for such great partners.

As many of you know, we are in the process of selecting a new CFO, and I'd like to introduce Brian Hall, who is our Interim CFO. Brian has been with us for almost four years now as our corporate controller and has done a great job leading us through the last CFO transition. I'll now turn things over to Brian for some color on the financial side of our business.

Brian Hall - Drew Industries, Inc. - Interim CFO

Thanks, Jason, and good morning to everyone on the call. I would like to first pause and personally thank everyone for their support and express my excitement for the opportunity that I have in front of me. This Company has done some amazing things, a credit to the direction of its Board of Directors and the talent of the various teams throughout the organization, and I am excited to play any role in its success.

I will now take a few minutes to provide some additional color regarding the financial results as well as point out some highlights of our cash flows and financial position.

First, our net sales for Q3 2016 compared to Q3 2015 increased by over $67 million, or 19%. As Jason just mentioned, this was driven significantly by RV industry growth. And I would add acquisitions also contributed over $13 million to the quarter, and our aftermarket segment grew net sales over 21% when compared to the prior-year same period.

Our net sales for year-to-date 2016 compared to year-to-date 2015 increased $207 million, or 19%. Again, driven significantly by industry growth, acquisitions contributed over $47 million and almost 31% growth in aftermarket net sales.

Regarding profit, Q3 2016 earnings per share increased 70% when compared to Q3 2015. Year-to-date earnings per share is $4.15 a share, compared to full-year 2015 of $3.02 per diluted share. This improvement was driven primarily by five items, many of which we have previously discussed.

First, the incremental margin mentioned by Jason on the increase in net sales.

Second, lower steel and aluminum prices and strategic purchases of these commodities. I will note that year-over-year comps on steel and aluminum pricing had less of an impact on Q3 versus the prior few quarters, and we expect this to be flat during Q4. Additionally, no headwinds are currently expected for the next couple of quarters.

Third, the headcount reductions made in Q4 of 2015 -- while we have since had to add additional personnel to keep up with the growth we have experienced, we have been able to limit them to strategic areas.

Fourth, investments in lean. This has been key, along with the changing sales mix, to drive a 40-basis-point improvement in our direct labor alone and, just as important, allowed us to free up increased capacity. The current year alone, we have increased square footage by over 150,000 square feet.

Last would be other items such as sales mix, medical costs, fixed-cost leverage -- our team has done an outstanding job and has seen tremendous success in winning higher-margin business, redesigning our medical plans and the reduction in employee turnover just to name a few.

Last, I will speak briefly on our cash flows and financial position. Net cash has increased from net debt of $38 million at December 31, 2015 to net cash of $45 million at September 30. This increase is driven primarily as a result of strong operating results and reduction in inventories by over $10 million. This cash was used to return over $22 million to shareholders in the form of cash dividends, fund capital expenditures of $22 million and fund acquisitions of over $34 million net of cash acquired. The strength in our balance sheet allows us to stand poised to take advantage of any strategic investment opportunities as well as position us for some growth CapEx, which we are looking to experience over the next couple of years.

That is the end of our prepared remarks. Liliana, we are ready to take questions. Thank you.

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Kathryn Thompson, Thompson Research Group.

Wenjun Xu - Thompson Research Group - Analyst

This is Wenjun covering for Kathryn. My first question, can you provide more color on how smaller volume growth magnitude this quarter and how raw material and product mix drive your growth margin in Q3?

Brian Hall - Drew Industries, Inc. - Interim CFO

Wenjen, are you looking at Q2 versus Q3?

Wenjun Xu - Thompson Research Group - Analyst

Yes. The volume growth magnitude is smaller versus industry this quarter.

Brian Hall - Drew Industries, Inc. - Interim CFO

Right. Our sales declined in Q3 versus Q2 by roughly $30 million. So, as expected, our operating margins came down with that. When you look at the fixed costs combined with the lower sales, this would both be focused in cost of goods sold or manufacturing costs as we look to maintain our improvement in turnover, and we've had a true focus on labor in those areas.

The same would be true for SG&A. Our labor costs there remain relatively fixed during the period of lower sales. And then coupled with that, the combination of the focus on our profitability and the slow capital spend that we've seen over the last 12 months -- this has resulted in a significant increase in our return on invested capital, our ROIC. If you look at that over a trailing 12-month period ended September 30, we're roughly around 37%. To where when you look at 2015, we were around mid-20% -- 25%, 26%. This significant increase in ROIC is a key driver for our incentive comp internally, so we're seeing some increased costs there.

Wenjun Xu - Thompson Research Group - Analyst

Okay. Was the quarterly industry shipment pretty strong, particularly on the towable side? And what are the drivers behind the volume decline in Q3? And then how should we think about it going forward over the next couple of quarters?

Jason Lippert - Drew Industries, Inc. - CEO and Director

Can you ask the first question again, Wenjen?

Wenjun Xu - Thompson Research Group - Analyst

Yes. Industry shipment in Q3 is pretty strong. And so my question is how should we think about it going forward, the kind of impact on your performance?

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Scott Mereness - Drew Industries, Inc. - President

Wenjen, this is Scott. From when you look at -- on an LTM basis when you look at wholesale versus retail, inventories have grown now 5,810 units over the last 12 months. The month prior, it was actually a negative number. So when you think about the total retail units of well over 340,000 units, it's really just over a percent delta when you look at the 5,810 number there.

So when we think about what's going on in the last month or two from a wholesale versus retail number, we think it's to be expected. There was less inventory in the pipeline just a few months ago, and now with maybe a little bit more inventories to be expected as dealers replenish the pipeline.

So we feel like, again, it still looks like a normal environment even though the last two months had strong year-over-year numbers compared to August and September of 2015. Things are good and appear to be normal from an inventory standpoint.

Jason Lippert - Drew Industries, Inc. - CEO and Director

And Wenjen, this is Jason. I would add that typically November is when the OEMs start building -- the RV OEMs start building all of the Open House orders. That's when things kind of start to pick up. So we have to keep our labor force around and engaged through that slower period, which is typically in the third quarter, until the OEMs ramp up.

So we've been talking a lot about attrition and focusing on attrition and keeping employees. And part of that is keeping the workforce engaged even when volumes dip a little like they did last quarter. And meanwhile, volumes were up and our sales were down, so that points right to mix and more of the entry-level type units being built that are ultimately lower content.

Wenjun Xu - Thompson Research Group - Analyst

Okay. Thanks for the clarification. And for adjacent industry OEM, could you provide color on the contributions from acquisitions versus organic growth? And can you also comment on the current acquisition pipeline for the segment?

Brian Hall - Drew Industries, Inc. - Interim CFO

Yes. In looking at the OEM-adjacent industries, I would look at that as maybe a 75%/25% split on acquisitions being 75% of the growth and organic being the remaining 25% --

Jason Lippert - Drew Industries, Inc. - CEO and Director

For the adjacent --

Brian Hall - Drew Industries, Inc. - Interim CFO

-- for adjacent industries.

Scott Mereness - Drew Industries, Inc. - President

Within the adjacent industries, three out of the four were adjacent for us this year. I think that was your question, Wenjen, wasn't it?

Wenjun Xu - Thompson Research Group - Analyst

Yes. And how is the acquisition pipeline right now?

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Scott Mereness - Drew Industries, Inc. - President

Well, we talked about it. If you go back three or four years ago, right now it's a fivefold increase in terms of the number of companies that we're looking at, which is a great part of our story -- $3.4 billion worth of addressable market. Just a few years ago, we talked about a number of $1.6 billion. So we've done a great -- our team has done a great job of identifying new and different markets to be able to grow into profitably. And as we continue to deploy capital into these new markets, we usually find even newer markets.

For example, Atwood that we just announced last week has a new adjacent market in the side-by-side vehicle industry. So we're looking forward to identifying whether or not that has other opportunities there. And certainly when we get a company that is already in our core adjacencies but have one new one, we've got -- that's definitely a bonus when we look at an acquisition.

Wenjun Xu - Thompson Research Group - Analyst

Okay. Thank you so much. That's all my questions for today.

Operator

Daniel Moore, CJS Securities.

Daniel Moore - CJS Securities - Analyst

I wanted to drill in a little bit on gross margins. You gave very good color, obviously. You know, looking at the share price reaction today, it seemed like it was perhaps disappointing to some, but it was certainly ahead of our expectations. Given moderate input costs headwinds or inflation, how would you rate the quarter relative to your internal expectations? And as we look out to 2017, do you think the levels of gross margins that we've put up this year or year to date -- are those sustainable? Do you think you can retain and build off those, barring significant spikes in input costs?

Brian Hall - Drew Industries, Inc. - Interim CFO

Yes, I think when we look at the gross margin and how we set our expectations for this year, if you go back and look at 2015 when you moved from Q2 to Q3, we roughly lost 120 basis points in our margin then. This year, we lost only 90 basis points. So that's how we would look at and set our expectations, and felt pretty good about the decline.

Jason Lippert - Drew Industries, Inc. - CEO and Director

And Dan, to further qualify, in the way we look at the businesses, we're operating on all cylinders. Lights are green for the industry. Lights are green for all the improvements that we've made. Our teams adjusted well this year as we have made some drastic improvements in operating margins, obviously, year over year, as we've talked about in the opening comments.

So we feel really good about the business and where we're going and the fact that our core business, the RV business, is set for an expansion heading into next year with all this capacity being added. So I can't stress enough how well we feel the business is being operated and the outlook for the coming quarters.

Scott Mereness - Drew Industries, Inc. - President

One more quick number, Dan, just to look at when you look at Q2 year on year, Q2 was expanded 380 bips in gross margin. Q3 was actually expanded 410 bips. So we've actually expanded gross margin better than what we did year on year in Q2, which we're proud of. Even though if you look at it sequentially from quarter to quarter, it's down 90 -- it's actually up 410, which is greater than the 380 in Q2. So we look at that, we look at third quarter and we say to ourselves, we did a lot of great things and it was to be expected. It's right where we want to be from a gross margin standpoint. So we're proud of our team, and the expectation is right in line there.

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Daniel Moore - CJS Securities - Analyst

Very helpful. And maybe one more on that topic as we look out to next year -- if we isolate and sort of leave steel and aluminum and input costs alone, is there anything else that -- the remainder of the business, based on where your capacity is today and your growth expectations, is there any reason we can't maintain or even perhaps grow moderately with operating leverage at the levels that we've seen this year?

Scott Mereness - Drew Industries, Inc. - President

First, I'll kind of address -- this is Scott. I'll kind of address the commodity question. We've been saying for, I think, three quarters now that our material costs improvement as a percentage of the 300- to 400-bip improvement and operating margins have been partially attributable to materials. It started midway through the third quarter last year, so we're half a quarter this year in Q3 of 2016. So going forward -- we're fully lapped now in Q4 and going forward.

I think a little bit different than what I had said on the last call, which we had seen April and May steel prices being up, it was actually the peak -- in a 10-month hindsight, it was the peak of where steel prices have landed so far this year. We're now seeing steel prices that are close to Q4 of 2015; not quite there, but close to Q4 2015, which translates into no headwind for the next couple of quarters.

So we're feeling pretty comfortable that steel prices are now low. They are not quite as low as Q4 of 2015, but we feel good that we're going to have another strong couple of quarters, but not any headwind or tailwind to mention.

And then you had talked about -- in the second part of your question, you had talked about -- what did you talk about?

Daniel Moore - CJS Securities - Analyst

Just capacity and your ability to sort of maintain those margins outside of input costs.

Scott Mereness - Drew Industries, Inc. - President

Yes. You talked a little bit about operating leverage, too, I believe. Going forward, as we look at gross margins, I think were -- operating margins were 12.6% year to date. I think that when you look next year, I think you could look at an operating margin that might have a little bit of leverage. Again, we're going to try to control headcount, like Brian had talked about earlier in some of his remarks. And higher sales will lead to some of that operating leverage.

So we feel like we still can deliver -- that's one of our goals as a team is to deliver a slight improvement in operating margin going forward, with the increased sales amount and controlling the fixed costs being added to the business. So we probably think about a 10 to 20 points per year maybe of improvement.

Jason Lippert - Drew Industries, Inc. - CEO and Director

And I would just add real quick, Dan, that focus on lean and attrition are two big focuses for our Company, which they'll continue to give us more leverage in the coming quarters. And we announced quarter one that we freed up 150,000 square feet of capacity in 2015's lean events, along with about $3 million in costs, and we've already accomplished that this year. And we'll give a more full update in Q4 with our Q4 results because it's kind of an evaluation of how we fared with lean. But the focus on lean and attrition will continue to allow us to move margins forward as we do everything right there.

Daniel Moore - CJS Securities - Analyst

Really helpful. And maybe switching gears, cash flow from operations doubled year to date, year over year, and generated over $200 million on a trailing 12-month basis. You've done a tremendous job of pulling out working capital. Are there more improvements to go, or should we expect working capital to sort of build more normally going forward with sales growth?

Scott Mereness - Drew Industries, Inc. - President

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Inventory -- I'll just address inventories real quick, and then these guys can chime in with some other comments. But inventory for Q2 was $149 million. It's up slightly to $161 million. But last year, Q2 and Q3, those numbers were higher last year than they were this year. So inventory turns are up, but you see that from Q2 to Q3 our inventory is up slightly to deal with the higher sales base year to date, higher sales base --. I think you're going to find that there's a point where that's diminishing returns as far as inventory management.

Brian Hall - Drew Industries, Inc. - Interim CFO

I think the only thing I would add on top of that is just the other working capital items. I would expect those to continue to move on a normalized basis. Inventory is kind of the one variable that we've had a lot of focus on.

Daniel Moore - CJS Securities - Analyst

Got it. And then lastly, non-RV OEM revenue now is like 35% of total, continues to move higher. Where do you see that heading three to five years from now?

Jason Lippert - Drew Industries, Inc. - CEO and Director

Well, all we can tell you if you look at the last -- we are obviously going to grow more significantly in that area through acquisitions than we have -- than we did with RV. RV was largely organic over the last 15 years. And as we turbo-charge our adjacent market and aftermarket and European strategies, we're going to be looking at more acquisition opportunities.

So it depends on what we find and what we dig up on the acquisition side. Like we said, we've increased the amount of acquisitions that we're looking at fivefold compared to where we were when we were only an RV Company or mostly an RV Company.

So it's hard -- we can't give you a projection on that, but we can tell you that we are looking at a lot of companies and we're growing our business organically in those areas, too. And our customer relationships get stronger year after year. We get more trust from those customers. We've segmented those business units out a lot more so that they are very focused on those other markets. And like Scott mentioned earlier, we're still finding other adjacencies to the existing markets that we've called out through acquisition and through just our organic growth.

Scott Mereness - Drew Industries, Inc. - President

Dan, it's close to $2 billion when you look at the non-RV market potential of the $3.4 billion. So if you think about how that can grow over the next five years, I think that as we continue to talk about a decent amount of our acquisitions have been in non-RV, if you look at acquisitional revenue being acquired of close to $100 million a year, and let's say three out of four are non-RV, I think that can be maybe something to think about going forward.

Jason Lippert - Drew Industries, Inc. - CEO and Director

Seven or eight out of our last 10 acquisitions have been outside of our core RV market, so that will kind of point to how we're thinking these days. Does that answer your question?

Daniel Moore - CJS Securities - Analyst

It certainly does. That's great color. Appreciate it as always.

Operator

(Operator Instructions) Scott Stember, CL King.

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Scott Stember - CL King & Associates - Analyst

Maybe just drilling in again a little bit more into the gross margin, I guess for the fourth quarter last year you commented on how the -- or at least this year the raw materials will pretty much be flat with a year ago. But if I recall, last year we were just in the process of headcount reduction and some of these other expense reduction maneuvers that you went through. Can you just remind us of how much of it actually took place in last year's margin? And I guess the point I'm looking for is it seems like there is still some upside to what you did in the gross margin last year in the fourth quarter compared to this year.

Brian Hall - Drew Industries, Inc. - Interim CFO

Scott, this is Brian. I'll comment real quick that there was a nominal amount of improvement due to the headcount reductions in Q4 of last year. When I look back at the numbers, it's a lot of it was driven on the material side because we had a half a quarter worth in Q3 and went to a full quarter worth in Q4.

Scott Mereness - Drew Industries, Inc. - President

What was the Q4 gross margin?

Brian Hall - Drew Industries, Inc. - Interim CFO

22%.

Scott Mereness - Drew Industries, Inc. - President

So Scott, if you look at 22% for the fourth quarter last year and you just say Q2 was up 380 basis points year over year, Q3 was up 410 basis points year over year, I think you can look at that improvement from the last two quarters and think that can help kind of signal where the business is headed.

Jason Lippert - Drew Industries, Inc. - CEO and Director

And while we initiated $10 million in labor reductions starting last October, we had offsetting severance costs and things like that throughout Q4 and really didn't see the full benefit there until the start of the first quarter of this year.

Scott Stember - CL King & Associates - Analyst

And I guess a lot of that will have to depend on the volume in the fourth quarter versus the third quarter as well. Right?

Scott Mereness - Drew Industries, Inc. - President

Absolutely.

Scott Stember - CL King & Associates - Analyst

Okay. Got it. And on the SG&A line, you had talked about increased management compensation due to the fantastic increase in ROIC. Can you maybe talk about how much incrementals was in the quarter so we just get a true sense of what the core SG&A run rate was? And maybe also just talk about how much -- if we expect further accruals in the fourth quarter?

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Brian Hall - Drew Industries, Inc. - Interim CFO

In looking at it, Scott, there's -- I'm just going to give rough numbers, but I can see it being $1.5 million or slightly above as an impact there on the incentive compensation side of things. Would I expect it to change much on a go-forward basis? No. The way that works is you are continuously estimating what your expectations are for the full year. As we get closer to year-end that becomes an easier target to hit. So I wouldn't expect additional changes there.

Scott Stember - CL King & Associates - Analyst

Okay. Got it. And just last question -- or a couple of questions -- can you just talk about the international side, how the slide-out product is doing? And then just cap it off talking about Atwood and the opportunity on the off-road vehicle side.

Jason Lippert - Drew Industries, Inc. - CEO and Director

Sure. Scott, this is Jason. I'd say that on the international side it is more of the same. And I think we gave some color last quarter, I would really characterize it as similar. We're working off a small base there. It feels like we're doubling every year, but we're doubling off 50 units a year when we first started.

But I would say that it's gaining traction, and the retail side in Europe loves it. The dealers and the OEMs are starting to really look at this as a serious product now as opposed to not really giving it a whole lot of look early on. We've got all the OEMs over there participating in slide-outs in one way or the other -- whether they are prototyping, or whether they actually have units in production, or whether they are going through the design phase and trying to figure out how to get it in their unit. So I'd say that's going really well.

The great thing about the slide-out product over there is that we now have a company in Project 2000 based in Europe that can be fully capable to manufacture it as we ramp up our volumes and get more people involved with that strategy. So the future looks bright there, but it's just going to be slow-going until it becomes more of the norm than the exception. Scott, if you want to give some color on Atwood --.

Scott Mereness - Drew Industries, Inc. - President

Sure. One more comment, Scott, on Project 2000. We acquired them in late May. So for the quarter, for Q3, we would have a full quarter worth of P2K revenue built in there. And when we update our IR deck, those numbers will be sitting there in the IR deck just to show what our new run rate is. I think we were more on a run rate basis of close to $30 million in international, where prior to P2K we were at $17 million -- $15 million to $17 million. So that number starts to pop quite a bit when you look at just the acquisition of P2K alone.

In terms of the side-by-side -- so we haven't closed on Atwood yet. We signed the agreement. But they do make -- one of the products that they make are seat bases for all types of seats -- specialty vehicle seat bases. And we've got one or two side-by-side vehicle customers that are part of their sales mix, and we're looking forward to getting to know those customers, getting to know the industry. And whether or not it ends up being something more relevant, a more significant adjacency for us, we don't know yet.

But certainly an acquisition that mostly today is aftermarket. A lot of their chassis component parts -- you have got things like jacks and couplers as well as landing gear -- those go to replacement parts dealerships and companies that are WD there. So quite a bit of their sales is aftermarket in terms of content. And then you've got most of the rest of it from a seating standpoint going into adjacent markets.

So, again, diversified with one new adjacent -- potential adjacency for some of our other products. We love acquisitions that touch two or three parts of our business today so it's a good fit.

Scott Stember - CL King & Associates - Analyst

Got it. That's all I have right now. Thanks, guys.

Operator

(Operator Instructions) And I'm showing no further questions at this time. I would now like to turn the call back over to Mr. Jason Lippert for any closing remarks.

NOVEMBER 3, 2016 / 03:00PM GMT, DW - Q3 2016 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries, Inc. - CEO and Director

We appreciate everybody coming to the call today. We look forward to talking to you at the end of our next quarter. Take care, everybody. Thanks.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may now disconnect. Everyone have a great day.

Editor

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